POWER OF ATTORNEY

1. Designation of Attorneys-in-Fact. The undersigned, hereby designates each of Todd N. Gilman, Jim E. Darnton, and Camilla R. Brocker, individuals with full power of substitution, as my attorney-in-fact to act for me and in my name, place and stead, and on my behalf in connection with the matters set forth in Item 2 below.

2. Powers of Attorney-in-Fact. Each attorney-in-fact, as fiduciary, shall have the authority to sign all such U.S. Securities and Exchange Commission ("**SEC**") reports, forms and other filings, specifically including but not limited to Forms 3, 4, 5 and 144, as such attorney-in-fact deems necessary or desirable in connection with the satisfaction of my reporting obligations under the rules and regulations of the SEC.

3. Effectiveness. This Power of Attorney shall become effective upon execution.

4. Duration. This Power of Attorney shall remain in effect until revoked by me and shall not be affected by disability of the principal.

5. Revocation. This Power of Attorney may be revoked in writing at any time by my giving written notice to the attorney-in-fact. If this Power of Attorney has been recorded, the written notice of revocation shall also be recorded.

Date: July 30, 2020.

R. Chris Kreidler

STATE OF New York)

COUNTY OF Onondaga)

SIGNED OR ATTESTED before me on July 30, 2020, by R. Chris Kreidler.

Mary Jean Williams
Signature of Notary Public

Mary Jean Williams
Typed name of Notary Public

Residing at: Secny FCU
32 Fennell St. Skaneateles, NY
My commission expires: 4-8-2021

MARY JEAN WILLIAMS
NOTARY PUBLIC-STATE OF NEW YORK
No. 01WI6279210
Qualified In Onondaga County
My Commission Expires 04-08-2021